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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:    Contact:  Paul Paquin                  Tatiana Stead
---------------------               V.P., Investor Relations     Media Relations
January 18, 2001                    (703) 205-1039               (703) 205-1070


                        Capital One Issues Common Stock


Falls Church, Va. (January 18, 2001) -- Capital One Financial Corporation (NYSE:
COF) today announced that it sold 6.5 million shares of newly issued, freely tradeable common stock to J.P. Morgan Securities Inc. raising approximately $400 million in new equity capital. J.P. Morgan is expected to re-offer the shares to investors. J.P. Morgan has the right to purchase an additional 975,000 shares during the next 30 days, solely to cover over-allotments. This transaction marks the first time that Capital One has raised equity capital through the sale of newly issued common stock since the company's initial public offering in 1994.

     The proceeds raised in this transaction will be used to support future growth and for general corporate purposes. Closing of the sale of common stock is expected to occur on January 23, 2001.

     "As previously announced, we expect to achieve 30 percent earnings growth and at least 20 percent return on equity for the year 2001," said Richard D. Fairbank, Chairman and Chief Executive Officer. Achieving these targets would mark the seventh consecutive year Capital One has exceeded its twin long-term objectives of at least 20 percent annual earnings growth and at least 20 percent return on equity.

     The company cautioned, however, that its current expectations for 2001 earnings and return on equity are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: competition in the credit card industry; the actual account and balance growth achieved by the company; the company's ability to access the capital markets at attractive rates and terms to fund its operations and future growth; and general economic conditions affecting consumer income and spending, which may affect consumer bankruptcies, defaults and charge-offs. A discussion of these and other factors can be found in Capital One's annual

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Capital One Issues Common Stock



and other reports, filed with the Securities and Exchange Commission, including, but not limited to, Capital One's report on Form 10-K for the year ended December 31, 1999.


     Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.CapitalOne.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One's subsidiaries collectively had 33.8 million customers and $29.5 billion in managed loans outstanding as of December 31, 2000. Capital One is one of the major financial service providers on the Internet, with online account decisioning, real-time account numbering, online retail deposits and a growing number of customers serviced online. Capital One is a FORTUNE 500 company that trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.

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